Exhibit 99.1

August 3, 2010

Dow Reports Second Quarter Results
Dow Delivers 20 Percent Increase in Sales and 21 Percent Increase in EBITDA(1);
Combined Performance Segments Achieve Double-Digit Volume Gain and
Continued Price Momentum Across All Geographic Areas

Second Quarter 2010 Highlights

•
Dow reported earnings of $0.50 per share, or $0.54 per share excluding certain items.(2) This compares with a reported loss of $0.47 per share in the second quarter of 2009, or earnings of $0.05 per share excluding certain items and discontinued operations. Sequentially, earnings increased 22 percent from $0.41 per share.

•
Sales rose 20 percent versus the same period last year. Excluding acquisitions and divestitures,(3) sales increased 26 percent, driven by price gains of 19 percent and volume growth of 7 percent. Sales were up in all operating segments and in all geographic areas, with particular strength in North America and Europe, Middle East and Africa (EMEA). Emerging geographies collectively posted volume gains nearly double that of the total Company.

•
At a Company level, EBITDA increased to $1.9 billion, up $327 million versus the same quarter last year. Improved demand and price gains overcame a $100 million increase in planned turnaround costs and a $1.6 billion increase in purchased feedstock and energy costs. In addition, unplanned outages impacted the Company’s ability to meet demand, particularly in the Coatings value chain, resulting in more than $300 million of lost sales.

•
Dow’s combined Performance segments delivered more than 70 percent of EBITDA in the quarter. Led by Electronic and Specialty Materials, EBITDA for these segments increased $125 million versus last year.

•	Equity earnings were $244 million, double the amount in the same period of 2009.

•
Dow continued to make significant progress in deleveraging its balance sheet by closing the Styron divestiture, generating more than $600 million in free cash flow(4) and reducing net debt by $1.9 billion.

•	Dow’s operating rate was 86 percent excluding planned turnarounds, up year-over-year and sequentially, reflecting continued demand improvement.

•
Dow surpassed its commitments to deliver synergies related to the acquisition of Rohm and Haas and reduce structural costs, with realized savings in the quarter of $325 million, and a run rate of more than $2 billion.

•	The Company is exceeding its growth synergy target, delivering $684 million in sales on a run-rate basis.

Comment

Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“Dow continued its earnings growth trajectory in the second quarter, with double-digit sales gains, continued progress in growth synergies and above-target structural cost reductions driving higher results. Strong demand growth in North America and Europe, combined with continuing demand momentum in emerging economies, drove revenue improvements across all of our operating segments. The power of our new portfolio was clearly evident, with the combined Performance businesses delivering nearly three-quarters of our EBITDA results.

“Over these last 15 months, we have seamlessly integrated Rohm and Haas, launched our Advanced Materials Division and continue to make progress on our strategic agenda – the latest example being the signed definitive agreement for our new chlor-alkali joint venture. This bolsters Dow’s integration strength for our downstream performance businesses at a lower cost and with less capital outlays. We also completed the divestment of Styron and have now exceeded our goal of divesting $5 billion in non-strategic assets in less than two years. With the proceeds of these divestments and positive operating cash flows, we made further meaningful progress in strengthening our balance sheet. These actions, coupled with our performance over this last quarter, clearly demonstrate that our strategy is on course and continues to deliver results.”

	Three Months Ended
In millions, except per share amounts	Jun 30, 2010	Mar 31, 2010	Jun 30, 2009
Net Sales	$13,618	$13,417	$11,322
Net Sales excluding Acquisitions and Divestitures	$13,593	$13,392	$10,783

Earnings (Loss) per Common Share	$0.50	$0.41	$(0.47)
Earnings per Common Share excluding Certain Items and Discontinued Operations	$0.54	$0.43	$0.05

Review of Second Quarter Results

Note: All sales, price and volume comparisons are presented excluding divestitures and recent seed acquisitions in Health and Agricultural Sciences unless otherwise specified. In this section EBITDA is presented on a reported basis unless otherwise specified.

The Dow Chemical Company (NYSE: DOW) delivered sales of $13.6 billion in the second quarter of 2010, a 26 percent increase compared with the same period last year. Top-line growth was driven by a 7 percent increase in volume and a 19 percent increase in price. Double-digit sales gains were reported in all geographic areas, ranging from 14 percent (Latin America) to 31 percent (North America).

Broad-based price increases were also achieved in all geographic areas, led by North America and EMEA, which were up 20 and 21 percent, respectively. All operating segments reported double-digit price increases except Health and Agricultural Sciences (down 5 percent) and Electronic and Specialty Materials (down 1 percent).

At a Company level, demand grew 7 percent, led predominantly by the combined Performance segments, which achieved 12 percent volume growth versus the same period last year. The strongest increase was reported in Electronic and Specialty Materials, which achieved 20 percent volume growth versus the year-ago period.

Demand growth continued to be particularly strong in North America and EMEA, where volume was up 11 percent and 8 percent, respectively. Asia Pacific posted gains of 5 percent, while volume growth in Latin America in the combined Performance segments was more than offset by a decline in volume related to an unplanned outage that limited polyethylene production in Basic Plastics.

At a Company level, EBITDA increased to $1.9 billion, up $327 million versus the same quarter last year, excluding certain items. Improved demand and price gains overcame a $100 million increase in turnaround costs and a $1.6 billion increase in purchased feedstock and energy costs. In addition, unplanned outages impacted the Company’s ability to meet demand, particularly in the Coatings value chain, resulting in more than $300 million of lost sales.

Dow’s combined Performance segments delivered more than 70 percent of EBITDA in the quarter. EBITDA for these segments increased $125 million versus the prior year, excluding certain items. When compared with the prior quarter on the same basis, EBITDA for these segments increased $175 million excluding Health and Agricultural Sciences, which grew sales despite experiencing continued price pressure in agricultural chemicals and unfavorable weather conditions that limited some crop protection applications. EBITDA margins(5) for the combined Performance segments excluding Health and Agricultural Sciences expanded 171 basis points on the same basis.

Net income from continuing operations for the quarter was $659 million, up significantly compared with a net loss from continuing operations of $435 million in the second quarter of 2009, and net income from continuing operations of $552 million last quarter.

Reported earnings for the current quarter were $0.50 per share versus a reported loss of $0.47 per share in the second quarter of 2009.

The Company earned $0.54 per share in the quarter, excluding certain items. This compares with earnings of $0.05 per share in the same quarter last year, excluding certain items and discontinued operations. Certain items in the current quarter consisted of adjustments to the 2009 restructuring charge related to the divestitures of certain acrylic monomer assets and the hollow sphere particle business equal to $0.01 per share; Rohm and Haas integration costs of $0.02 per share; and an after tax loss on the divestiture of Styron equal to $0.01 per share. (See supplemental information at the end of the release for a description of certain items affecting results.)

Dow’s global operating rate was 86 percent, excluding the impact of planned turnarounds, representing an 8 percentage point increase year-over-year. On the same basis, Dow’s operating rate increased 1 percentage point from last quarter, reflecting ongoing strength in the global economic recovery.

Synergies related to the acquisition of Rohm and Haas and structural cost reductions continue to exceed Company goals, with realized savings in the quarter of $325 million, and a run rate of more than $2 billion. Notably, this quarter Dow surpassed its Rohm and Haas cost synergy goal of $1.3 billion on a run-rate basis, and did so nine months ahead of its original target. In total, the Company has delivered synergy and restructuring cost reductions exceeding $1.8 billion since the fourth quarter of 2008.

Selling, General and Administrative (SG&A) expenses declined 2 percent from the same period last year despite an 8 percent increase in Health and Agricultural Sciences, which was driven by new product launches and commercial activities related to recent seed acquisitions. This was achieved while also increasing investment in the Company’s technology pipeline, as R&D spending rose 7 percent year-over-year, primarily due to increased investment in Health and Agricultural Sciences.

Equity earnings were $244 million, double the amount in the same period of 2009, driven by strength in Dow Corning and the Company’s joint ventures in Kuwait, and despite planned turnarounds at MEGlobal, EQUATE and The Kuwait Olefins Company.

Dow continued to make significant progress in deleveraging its balance sheet, closing the Styron divestiture and reducing net debt(6) by $1.9 billion in the quarter. Net debt to capital declined from 49.0 percent in the first quarter to 46.5 percent in the second quarter.

“Dow continued its earnings growth trajectory in the second quarter, with double-digit sales gains, continued progress in growth synergies and above-target structural cost reductions driving higher results,” said Andrew N. Liveris, Dow’s chairman and chief executive officer. “Strong demand growth in North America and Europe, combined with continuing demand momentum in emerging economies, drove revenue improvements across all of our operating segments. The power of our new portfolio was clearly evident, with the combined Performance businesses delivering nearly three-quarters of our EBITDA results.

“Over these last 15 months, we have seamlessly integrated Rohm and Haas, launched our Advanced Materials Division and continue to make progress on our strategic agenda – the latest example being the signed definitive agreement for our new chlor-alkali joint venture. This bolsters Dow’s integration strength for our downstream performance businesses at a lower cost and with less capital outlays. We also completed the divestment of Styron and have now exceeded our goal of divesting $5 billion in non-strategic assets in less than two years. With the proceeds of these divestments and positive operating cash flows, we made further meaningful progress in strengthening our balance sheet. These actions, coupled with our performance over this last quarter, clearly demonstrate that our strategy is on course and continues to deliver results.”

Electronic and Specialty Materials

Sales in the Electronic and Specialty Materials segment were $1.4 billion, up 19 percent versus the same quarter last year. Volume increased 20 percent, while price was down 1 percent. Recovery in electronics end-markets continued, with significant demand improvements year-over-year, particularly in Asia Pacific where the business saw volume growth of 25 percent or more across all of its business units, driven by Semiconductor Technologies due to sustained high foundry utilization rates. Display Technologies and Growth Technologies also delivered strong growth driven by end-market demand for televisions and computer monitors, high operating rates at major flat panel display manufacturers, and healthy demand for materials used to produce light emitting diodes.

Sales in Specialty Materials rose strongly versus the same period last year, with double-digit volume gains in most business units and all geographic regions, with particular strength in Asia Pacific and Latin America. Dow Water and Process Solutions reported volume growth in all geographic areas and in its ion exchange resins and reverse osmosis membranes business lines. Dow Microbial Control reported strong demand from energy end-markets.

Equity earnings were $112 million, reflecting continued strong performance at Dow Corning. This compares with equity earnings of $58 million in the same period last year. EBITDA for the segment was $453 million. This compares with EBITDA of $158 million in the same period last year, which included a one-time increase in cost of sales of $75 million related to the fair value step-up of inventories acquired from Rohm and Haas and a $68 million restructuring charge.

Coatings and Infrastructure

Sales in Coatings and Infrastructure were $1.3 billion, up 16 percent compared with the same period last year. Volume rose 5 percent year-over-year, and price was up 11 percent. Volume and price gains were reported in all geographic areas. Compared with the year-ago period, Dow Coating Materials reported strong sales gains in both architectural and industrial coatings. In addition, the business expanded margins sequentially due to price increases and lower raw material costs, which partly offset the impact of monomer supply issues in the quarter. The upstream disruptions were addressed, and the business exited the quarter with a much-improved supply position. Dow Building and Construction reported a double-digit sales improvement, driven by volume gains despite continued weakness in residential and commercial construction end-markets. The business’ insulation products, led by Dow’s STYROFOAM™ extruded polystyrene foam insulation franchise, saw good growth in North America with its differentiated product offerings. Dow Adhesives and Functional Polymers saw double-digit volume growth, with strongest improvement in Asia Pacific, Latin America, and EMEA.

EBITDA for the segment was $207 million, compared with EBITDA of $25 million in the same period last year, which included a one-time increase in cost of sales of $82 million related to the fair value step-up of inventories acquired from Rohm and Haas, and a $171 million restructuring charge.

Health and Agricultural Sciences

Health and Agricultural Sciences sales were $1.3 billion in the second quarter of 2010, up 4 percent from $1.2 billion in the year-ago period. (Reported sales for the second quarter of 2010 were up 6 percent including the impact from recent seed acquisitions.) Volume increased 9 percent, while price was down 5 percent. Volume increased in Agricultural Chemicals largely due to the ramp-up of new products, such as pyroxsulam cereal herbicide in Northern Europe and the United States and penoxsulam rice herbicide in Asia, as well as increased demand for the business’ corn herbicides. However, this was partially offset by unfavorable weather patterns: wet weather in the United States resulting in lower insect pressure and delayed herbicide applications; flooding in Canada leaving several million acres of unplanted crops; and a cold spring in Europe that delayed and reduced the application window for cereal herbicides and fungicides. Agricultural Chemicals price declined from the prior year, as continued price pressure in glyphosate, coupled with higher stock levels from unfavorable weather patterns in the quarter, led to increased price competition in other crop protection products. Seeds, Traits and Oils posted strong volume gains from higher corn and soybean sales due to recent seed acquisitions, the successful launch of SmartStax™ trait technology, and generally high growth across all brands.

EBITDA for Health and Agricultural Sciences was $196 million, up from $140 million in the second quarter of 2009, which included a $15 million reduction in the 2007 restructuring reserve. This increase in EBITDA primarily reflected higher volumes and lower raw material and manufacturing costs, which were partially offset by lower selling prices and increased investments in R&D and commercial activities.

Performance Systems

Sales in Performance Systems were $1.8 billion, up 23 percent compared with the same quarter last year. Volume increased 13 percent and price was up 10 percent. Volume increased across all geographic areas, as well as in every business unit. Dow Automotive Systems benefited from a strong rebound in automotive end-markets, particularly in Asia Pacific and North America. Sales improved significantly, led by polyurethane glass bonding adhesives and foams, while technology-differentiated products used in acoustics and body structure applications experienced demand growth of at least 25 percent. Dow Elastomers reported strong sales growth versus last year, driven by volume growth and double-digit price gains, particularly in North America and EMEA. The business benefited from a combination of healthy demand, a strong rebound in automotive end-markets, and low inventories across automotive, packaging and adhesives value chains. Dow Formulated Systems reported strong demand growth versus the year-ago period, with volume gains in all geographic areas. In particular, the business experienced growth in energy efficiency applications, and in infrastructure preservation applications for road and bridge protection, although these results were partly offset by higher raw material costs. Dow Wire and Cable reported a slight volume improvement despite sluggish business conditions in North America and Europe, where government stimulus spending has yet to have a significant impact on activity. Demand in Asia Pacific was strong for power products, particularly high-voltage applications.

EBITDA for the segment was $223 million in the quarter, which included a $15 million pretax gain on the divestiture of Styron. This compares with EBITDA of $212 million in the year-ago period, which included a one-time increase in cost of sales of $30 million related to the fair value step-up of inventories acquired from Rohm and Haas Company.

Performance Products

Sales in Performance Products were $2.8 billion, up 35 percent compared with the same period last year. Volume rose 12 percent and price rose 23 percent. Demand growth was reported in most global business units. Polyurethanes reported a strong increase in sales, primarily driven by price gains. Demand growth was recorded in all geographic areas except Asia Pacific, where the business chose to forego lower margin sales. Results for Polyurethanes were impacted by several planned turnarounds in the quarter, as well as higher raw material costs. Epoxy reported double-digit price and volume gains versus the year-ago period with particularly strong demand in electrical laminates in Asia Pacific. The business also benefited from tight supply/demand conditions in key raw materials, such as epichlorohydrin. Polyglycols, Surfactants and Fluids reported double-digit price and volume gains versus last year, with demand growth in all geographic areas. In North America and EMEA, the business benefited from demand for high temperature heat transfer fluids used in concentrated solar power applications.

EBITDA for the segment was $328 million, which included a $26 million pretax gain on the divestiture of Styron, offset by a $12 million adjustment to the 2009 restructuring charge. This compares with EBITDA of $212 million in the year-ago period, which included a one-time increase in cost of sales of $22 million related to the fair value step-up of inventories acquired from Rohm and Haas, and a $73 million restructuring charge.

Basic Plastics

Sales in Basic Plastics were $3.0 billion, up 26 percent from the same quarter last year.  Volume decline of 7 percent was more than offset by a 33 percent price increase. Double-digit price gains were reported in all geographic areas. Global industry demand for polyethylene continued to be strong in the quarter, most notably for packaging applications. However, Dow’s polyethylene sales in Latin America were impacted by an unplanned outage that limited production, thereby contributing to overall volume contraction. Demand for Polypropylene grew in North America and Europe, while unfavorable propylene costs disadvantaged exports to Asia Pacific.

Equity earnings for the segment were $59 million, compared with $35 million in the year-ago period. The rise was largely attributed to EQUATE, which benefited from capacity expansion versus last year. Basic Plastics EBITDA for the quarter was $696 million, which included a $10 million pretax gain on the divestiture of Styron. This compares with EBITDA of $405 million in the year-ago period, which included a $1 million restructuring charge.

Basic Chemicals

Sales in the Basic Chemicals segment were $732 million, up 25 percent from the same period last year. Volume increased 3 percent and price was up 22 percent. The Chlor-Alkali/Chlor-Vinyl business reported higher sales versus the same period last year. Continued recovery in the alumina and the pulp and paper industries led demand for caustic soda to rise substantially in North America, and more modestly in EMEA. Caustic soda prices continued to improve sequentially. While price is up from the low prices reached in the third quarter of 2009, it remains substantially below the year-ago period. Vinyl chloride monomer (VCM) sales were higher than the previous year, with price up substantially. Volume grew at the quickest pace in North America, where U.S. polyvinyl chloride (PVC) exports more than offset sluggish domestic demand due to the low level of new housing construction. Ethylene Oxide/Ethylene Glycol (EO/EG) achieved higher sales from price increases driven by higher ethylene costs and tighter global supply/demand balances. Sales were partially offset by lower volumes compared with the same quarter of last year, primarily due to the shutdown of Dow’s EO/EG plant in the United Kingdom. In addition, the Chlorinated Organics business reported higher sales due to strong demand and improved pricing in refrigerants, fluoropolymers and solvents applications.

Equity earnings increased to $54 million for the quarter, compared with $9 million in the year-ago period, due to improved results in MEGlobal and EQUATE. EBITDA for the quarter was $100 million, versus a loss of $107 million in the year-ago period, which included a $75 million restructuring charge.

Outlook

Commenting on the Company's outlook, Liveris said:

“With yet another quarter of top- and bottom-line growth across our Company, we continue to have confidence that momentum is gradually building, and we have not changed our view of a sustained global recovery led by Asia, slowly helped by the U.S. recovery, but with Europe lagging.

“Our U.S. macroeconomic view remains guardedly optimistic. We see continued demand growth from business spending improvements and a slow return of the consumer. In other industrialized regions, monetary stimulus continues to provide support against headwinds, such as tighter fiscal policies, particularly in Europe. And in emerging economies, we expect growth to continue, although at a tempered pace.

“Dow has continued to experience high demand for products in downstream, market-driven sectors. Against this backdrop, we remain focused on executing our strategic and financial plan. Our broad geographic and portfolio presence in high-growth sectors such as electronics, water and other infrastructure markets bodes well for our ability to outpace the overall economic recovery. We remain focused on realizing the full potential of our new portfolio and lean cost structure, while executing on our innovation engine. We have the plan, the people and the technology to deliver continued earnings growth.”

Dow will host a live Webcast of its second quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. ET on www.dow.com.

(1)
EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is presented excluding certain items (2) unless otherwise specified. A reconciliation of EBITDA to "Income (Loss) from Continuing Operations Before Income Taxes" is provided following the Operating Segments table.

(2)	See Supplemental Information at the end of the release for a description of these items.
(3)
Sales of the Salt business of Rohm and Haas Company divested on October 1, 2009, sales related to TRN divested on September 1, 2009 and sales of the acrylic monomer business and a portion of the specialty latex business divested on January 25, 2010; as well as the sales of two recent Dow AgroSciences acquisitions.

(4)	Free cash flow is defined as “Cash provided by operating activities” less “Capital expenditures” less “Dividends paid to stockholders.”
(5)	EBITDA margin is defined as EBITDA as a percentage of sales.
(6)
Net debt equals total debt (“Notes payable” plus “Long-term debt due within one year” plus “Long-Term Debt”) minus “Cash and Cash equivalents” and “Marketable securities and interest-bearing deposits.”

TMTrademark of The Dow Chemical Company or an affiliated company of Dow.

TM SmartStax multi-event technology developed by Dow AgroSciences and Monsanto. SmartStax is a trademark of Monsanto Technology, LLC.

About Dow
Dow combines the power of science and technology with the “Human Element” to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world’s most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow’s diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2009, Dow had annual sales of $45 billion and employed approximately 52,000 people worldwide. The Company’s more than 5,000 products are manufactured at 214 sites in 37 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
In millions, except per share amounts (Unaudited)	2010	2009	2010	2009
Net Sales	$13,618	$11,322	$27,035	$20,363
Cost of sales	11,580	9,764	23,121	17,902
Research and development expenses	407	381	814	673
Selling, general and administrative expenses	648	663	1,310	1,106
Amortization of intangibles	125	112	253	134
Restructuring charges (Note B)	13	662	29	681
Acquisition and integration related expenses (Note C)	37	52	63	100
Equity in earnings of nonconsolidated affiliates	244	122	548	187
Sundry income - net	95	23	178	20
Interest income	10	9	17	21
Interest expense and amortization of debt discount	367	525	743	679
Income (Loss) from Continuing Operations Before Income Taxes	790	(683)	1,445	(684)
Provision (Credit) for income taxes	131	(248)	234	(273)
Net Income (Loss) from Continuing Operations	659	(435)	1,211	(411)
Income from discontinued operations, net of income taxes (Note D)	-	103	-	114
Net Income (Loss)	659	(332)	1,211	(297)
Net income attributable to noncontrolling interests	8	12	9	23
Net Income (Loss) Attributable to The Dow Chemical Company	651	(344)	1,202	(320)
Preferred stock dividends	85	142	170	142
Net Income (Loss) Available for The Dow Chemical Company Common Stockholders	$566	$(486)	$1,032	$(462)

Per Common Share Data:
Net income (loss) from continuing operations available for common stockholders	$0.50	$(0.57)	$0.92	$(0.59)
Discontinued operations attributable to common stockholders	-	0.10	-	0.12
Earnings (Loss) per common share - basic	$0.50	$(0.47)	$0.92	$(0.47)

Net income (loss) from continuing operations available for common stockholders	$0.50	$(0.57)	$0.91	$(0.59)
Discontinued operations attributable to common stockholders	-	0.10	-	0.12
Earnings (Loss) per common share - diluted	$0.50	$(0.47)	$0.91	$(0.47)

Common stock dividends declared per share of common stock	$0.15	$0.15	$0.30	$0.30
Weighted-average common shares outstanding - basic	1,125.4	1,026.1	1,121.4	975.8
Weighted-average common shares outstanding - diluted	1,141.6	1,035.5	1,138.3	983.8

Depreciation	$571	$624	$1,162	$1,079
Capital Expenditures	$397	$325	$691	$559

Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31,2009. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In June 2009, Dow's Board of Directors approved a restructuring plan that incorporated actions related to the Company's acquisition of Rohm and Haas Company as well as additional actions to advance the Company's strategy and respond to continued weakness in the global economy. As a result, the Company recorded restructuring charges of $677 million in the second quarter of 2009. In the second quarter of 2010, the Company recorded adjustments to the 2009 restructuring plan of $13 million ($29 million year to date). See Supplemental Information for additional information.

Note C: On April 1, 2009, Dow completed the acquisition of Rohm and Haas Company. During the second quarter of 2009, pretax charges totaling $52 million ($100 million year to date) were recorded for transaction and integration costs related to the acquisition. During the second quarter of 2010, integration costs totaled $37 million ($63 million year to date).

Note D: On June 30, 2009, the Company completed the sale of the Calcium Chloride business and recognized a pretax gain of $162 million. The results of the Calcium Chloride business, including the second quarter of 2009 gain, are reflected as discontinued operations in 2009.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

	June 30,	Dec. 31,
In millions (Unaudited)	2010	2009
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2010: $107)	$3,068	$ 2,846
Restricted cash (variable interest entities restricted - 2010: $205)	225	-
Marketable securities and interest-bearing deposits	6	-
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2010: $132; 2009: $160)	4,611	5,656
Other	4,569	3,539
Inventories	6,933	6,847
Deferred income tax assets - current	668	654
Total current assets	20,080	19,542
Investments
Investment in nonconsolidated affiliates	3,149	3,224
Other investments (investments carried at fair value - 2010: $2,124; 2009: $2,136)	2,578	2,561
Noncurrent receivables	346	210
Total investments	6,073	5,995
Property
Property	49,344	53,567
Accumulated depreciation	32,371	35,426
Net property (variable interest entities restricted - 2010: $933)	16,973	18,141
Other Assets
Goodwill	12,863	13,213
Other intangible assets (net of accumulated amortization - 2010: $1,478; 2009: $1,302)	5,608	5,966
Deferred income tax assets - noncurrent	1,822	2,039
Asbestos-related insurance receivables - noncurrent	274	330
Deferred charges and other assets	901	792
Total other assets	21,468	22,340
Total Assets	$64,594	$ 66,018

Liabilities and Equity
Current Liabilities
Notes payable	$1,863	$ 2,139
Long-term debt due within one year	1,472	1,082
Accounts payable:
Trade	4,211	4,153
Other	2,157	2,014
Income taxes payable	281	176
Deferred income tax liabilities - current	79	78
Dividends payable	256	254
Accrued and other current liabilities	3,028	3,209
Total current liabilities	13,347	13,105
Long-Term Debt	18,108	19,152
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	1,262	1,367
Pension and other postretirement benefits - noncurrent	7,173	7,242
Asbestos-related liabilities - noncurrent	724	734
Other noncurrent obligations	2,813	3,294
Total other noncurrent liabilities	11,972	12,637
Stockholders' Equity
Preferred stock, series A ($1.00 par, $1,000 liquidation preference, 4,000,000 shares)	4,000	4,000
Common stock	2,917	2,906
Additional paid-in capital	2,025	1,913
Retained earnings	17,140	16,704
Accumulated other comprehensive loss	(4,780)	(3,892)
Unearned ESOP shares	(493)	(519)
Treasury stock at cost	(319)	(557)
The Dow Chemical Company's stockholders' equity	20,490	20,555
Noncontrolling interests	677	569
Total equity	21,167	21,124
Total Liabilities and Equity	$64,594	$ 66,018
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
In millions (Unaudited)	2010	2009	2010	2009 (1)
Sales by operating segment
Electronic and Specialty Materials	$1,387	$1,164	$2,652	$2,135
Coatings and Infrastructure	1,347	1,242	2,547	2,280
Health and Agricultural Sciences	1,276	1,204	2,645	2,665
Performance Systems	1,790	1,458	3,449	2,739
Performance Products	2,753	2,085	5,557	4,099
Basic Plastics	2,993	2,371	6,015	4,400
Basic Chemicals	732	586	1,446	1,171
Hydrocarbons and Energy	1,266	910	2,556	1,898
Corporate	74	302	168	745
Total	$13,618	$11,322	$27,035	$22,132
EBITDA (2) by operating segment
Electronic and Specialty Materials	$453	$158	$834	$251
Coatings and Infrastructure	207	25	323	146
Health and Agricultural Sciences	196	140	580	503
Performance Systems	223	212	427	315
Performance Products	328	212	618	359
Basic Plastics	696	405	1,414	527
Basic Chemicals	100	(107)	220	(112)
Hydrocarbons and Energy	(1)	(65)	(1)	(65)
Corporate	(321)	(384)	(753)	(562)
Total	$1,881	$596	$3,662	$1,362
Certain items increasing (reducing) EBITDA by operating segment (3)
Electronic and Specialty Materials	$-	$(143)	$(8)	$(172)
Coatings and Infrastructure	-	(253)	(5)	(254)
Health and Agricultural Sciences	-	15	-	15
Performance Systems	15	(30)	15	(30)
Performance Products	14	(95)	11	(95)
Basic Plastics	10	(1)	10	(1)
Basic Chemicals	-	(75)	-	(75)
Hydrocarbons and Energy	-	(65)	-	(65)
Corporate	(38)	(310)	(64)	(460)
Total	$1	$(957)	$(41)	$(1,137)
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Specialty Materials	$112	$58	$225	$63
Coatings and Infrastructure	1	1	2	2
Health and Agricultural Sciences	(1)	-	1	1
Performance Systems	2	6	2	3
Performance Products	2	7	9	8
Basic Plastics	59	35	124	58
Basic Chemicals	54	9	152	49
Hydrocarbons and Energy	20	6	44	4
Corporate	(5)	-	(11)	(1)
Total	$244	$122	$548	$187

Sales by Geographic Area (4)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
In millions (Unaudited)	2010	2009	2010	2009 (1)
North America	$5,050	$4,138	$9,939	$8,426
Europe, Middle East and Africa	4,721	3,885	9,468	7,715
Asia Pacific	2,493	2,099	4,862	3,666
Latin America	1,354	1,200	2,766	2,325
Total	$13,618	$11,322	$27,035	$22,132

Sales Volume and Price by Operating Segment and Geographic Area
	Three Months Ended			Six Months Ended
	June 30, 2010			June 30, 2010 (1)
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Specialty Materials	20%	(1)%	19%	25%	(1)%	24%
Coatings and Infrastructure	(2)%	10%	8%	3%	9%	12%
Health and Agricultural Sciences	11%	(5)%	6%	3%	(4)%	(1)%
Performance Systems	13%	10%	23%	19%	7%	26%
Performance Products	10%	22%	32%	16%	20%	36%
Basic Plastics	(7)%	33%	26%	(2)%	39%	37%
Basic Chemicals	3%	22%	25%	8%	15%	23%
Hydrocarbons and Energy	(9)%	48%	39%	(17)%	52%	35%
Total	2%	18%	20%	4%	18%	22%
North America	3%	19%	22%	1%	17%	18%
Europe, Middle East and Africa	2%	20%	22%	2%	21%	23%
Asia Pacific	5%	14%	19%	18%	15%	33%
Latin America	(4)%	17%	13%	5%	14%	19%
Total	2%	18%	20%	4%	18%	22%

Sales Volume and Price by Operating Segment and Geographic Area
Excluding Acquisitions and Divestitures (5)
	Three Months Ended			Six Months Ended
	June 30, 2010			June 30, 2010 (1)
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Specialty Materials	20%	(1)%	19%	25%	(1)%	24%
Coatings and Infrastructure	5%	11%	16%	9%	9%	18%
Health and Agricultural Sciences	9%	(5)%	4%	1%	(4)%	(3)%
Performance Systems	13%	10%	23%	19%	7%	26%
Performance Products	12%	23%	35%	18%	20%	38%
Basic Plastics	(7)%	33%	26%	(2)%	39%	37%
Basic Chemicals	3%	22%	25%	8%	15%	23%
Hydrocarbons and Energy	20%	64%	84%	15%	72%	87%
Total	7%	19%	26%	11%	19%	30%
North America	11%	20%	31%	10%	19%	29%
Europe, Middle East and Africa	8%	21%	29%	9%	23%	32%
Asia Pacific	5%	14%	19%	18%	15%	33%
Latin America	(3)%	17%	14%	6%	14%	20%
Total	7%	19%	26%	11%	19%	30%

(1)	Pro forma amounts or comparisons, reflecting the combination of historical information of Dow and Rohm and Haas.

(2)
The Company uses EBITDA (which Dow defines as earnings before interest, income taxes, depreciation and amortization)
as its measure of profit/loss for segment reporting purposes.  EBITDA includes all operating items related to the businesses, except depreciation and amortization, and excludes items that principally apply to the Company as a whole.  A reconciliation of EBITDA to "Income (Loss) from Continuing Operations Before Income Taxes" is provided below:

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009 (1)
EBITDA	$1,881	$596	$3,662	$1,362
- Depreciation and amortization	734	763	1,491	1,519
+ Interest income	10	9	17	24
- Interest expense and amortization of debt discount	367	525	743	1,068
Income (Loss) from Continuing Operations Before Income Taxes	$790	$(683)	$1,445	$(1,201)

(3)	See Supplemental Information for a description of certain items affecting results in 2010 and 2009.

(4)
Sales to customers in the Middle East and Africa, previously reported with India, Middle East and Africa ("IMEA"), are now aligned with Europe, Middle East and Africa; sales to customers in the Indian subcontinent, previously reported with IMEA, are now aligned with Asia Pacific; prior period sales have been adjusted to reflect this realignment.

(5)
Excludes sales of the Salt business of Rohm and Haas Company divested on October 1, 2009, sales related to TRN divested on
September 1, 2009 and sales of the acrylic monomer business and a portion of the specialty latex business divested on January 25,
2010; as well as the sales of two recent Dow AgroSciences acquisitions.

Supplemental Information

Description of Certain Items Affecting Results:

The following table summarizes the impact of certain items recorded in the three-month periods ended June 30, 2010 and June 30, 2009.

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
One-time increase in cost of sales related to fair valuation of Rohm and Haas inventories	-	$(209)	-	$(132)	-	$(0.13)
Restructuring charges	$(13)	(662)	$(8)	(445)	$(0.01)	(0.43)
Transaction, integration and other acquisition costs	(37)	(86)	(24)	(61)	(0.02)	(0.06)
Gain (Loss) on divestiture of Styron	51	-	(16)	-	(0.01)	-
Total	$1	$(957)	$(48)	$(638)	$(0.04)	$(0.62)
(1)	Impact on “Income (Loss) from Continuing Operations Before Income Taxes”
(2)	Impact on “Net Income (Loss) from Continuing Operations”
(3)	Impact on “Net income (loss) from continuing operations available for common stockholders – Earnings (Loss) per common share – diluted”

The following table summarizes the impact of certain items recorded in the six-month periods ended June 30, 2010 and June 30, 2009. Pretax amounts for the first six months of 2009 reflect certain items reported by both Dow and Rohm and Haas prior to the April 1, 2009 acquisition.

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Six Months Ended		Six Months Ended		Six Months Ended
In millions, except per share amounts	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
One-time increase in cost of sales related to fair valuation of Rohm and Haas inventories	-	$(209)	-	$(132)	-	$(0.13)
Restructuring charges	$(29)	(681)	$(16)	(462)	$(0.02)	(0.45)
Transaction, integration and other acquisition costs	(63)	(134)	(41)	(102)	(0.03)	(0.10)
Dow Corning restructuring	-	(29)	-	(27)	-	(0.03)
Gain (Loss) on divestiture of Styron	51	-	(16)	-	(0.01)	-
Total	$(41)	$(1,053)	$(73)	$(723)	$(0.06)	$(0.71)
Rohm and Haas Certain Items:
Impact of Hurricanes Gustav and Ike	-	$(2)
Restructuring charges	-	(2)
Transaction and other acquisition costs	-	(80)
Total Pro Forma	-	$(1,137)
(1)	Impact on “Income (Loss) from Continuing Operations Before Income Taxes”
(2)	Impact on “Net Income (Loss) from Continuing Operations”
(3)	Impact on “Net income (loss) from continuing operations available for common stockholders – Earnings (Loss) per common share – diluted”

Results from continuing operations in the second quarter of 2010 were impacted by three items:

•
Pretax adjustments to the 2009 restructuring charge of $13 million for additional exit or disposal activities related to the divestitures of certain acrylic monomer assets and the hollow sphere particle business. The charges are shown as “Restructuring charges” in the consolidated statements of operations and reflected in Performance Products ($12 million) and Corporate ($1 million).

•
Pretax charges totaling $37 million for integration costs related to the April 1, 2009 acquisition of Rohm and Haas Company (“Rohm and Haas”). The charges are included in “Acquisition and integration related expenses” in the consolidate statements of operations and reflected in Corporate.

•
Pretax gain of $51 million ($16 million loss after tax) on the divestiture of Styron, sold to an affiliate of Bain Capital Partners on June 17, 2010. The pretax gain was included in “Sundry income – net” and was reflected in Performance Systems ($15 million), Performance Products ($26 million) and Basic Plastics ($10 million).

Results from continuing operations in the second quarter of 2009 were unfavorably impacted by three items:

•
The one-time increase in cost of sales of $209 million related to the fair value step-up of inventories acquired from Rohm and Haas on April 1, 2009, and sold in the second quarter of 2009. The increase was included in “Cost of sales” in the consolidated statements of operations and reflected in the operating segments as follows: $75 million in Electronic and Specialty Materials, $82 million in Coatings and Infrastructure, $30 million in Performance Systems and $22 million in Performance Products.

•
Net pretax restructuring charges of $662 million. In June 2009, the Company’s Board of Directors approved a restructuring plan that incorporates actions related to the Company’s acquisition of Rohm and Haas as well as additional actions to advance the Company’s strategy and respond to continued weakness in the global economy. The restructuring plan includes the shutdown of a number of facilities and a global workforce reduction. As a result, the Company recorded restructuring charges totaling $677 million, including asset write-downs and write-offs of $454 million, severance costs of $155 million and costs associated with exit or disposal activities (primarily environmental remediation) of $68 million. The impact of the second quarter charges, which was shown as “Restructuring charges” in the consolidated statements of operations, was reflected in the operating segments as follows: $68 million in Electronic and Specialty Materials, $171 million in Coatings and Infrastructure, $73 million in Performance Products, $1 million in Basic Plastics, $75 million in Basic Chemicals, $65 million in Hydrocarbons and Energy and $224 million in Corporate. In addition, the Company recorded a $15 million reduction in the 2007 restructuring reserve, which was reflected in Health and Agricultural Sciences.

•
Pretax charges totaling $86 million for transaction ($52 million included in “Acquisition and integration related expenses”) and other acquisition costs ($34 million included primarily in “Cost of sales”) related to the April 1, 2009 acquisition of Rohm and Haas, reflected in Corporate.

In addition to the items described above for the second quarter of 2010, results from continuing operations for the six-month period ended June 30, 2010 were unfavorably impacted by the following items:

•
Pretax adjustments to the 2009 restructuring charge of $16 million in the first quarter of 2010 related to additional asset impairments, approximately half of which was related to a consolidated joint venture. The charges were shown as “Restructuring charges” in the consolidated statements of operations and reflected in Electronic and Specialty Materials ($8 million), Coatings and Infrastructure ($5 million) and Performance Products ($3 million).

•
Pretax charges totaling $26 million in the first quarter of 2010 for integration costs related to the April 1, 2009 acquisition of Rohm and Haas. The charges were included in “Acquisition and integration related expenses” and reflected in Corporate.

In addition to the items described above for the second quarter of 2009, results from continuing operations for the six-month period ended June 30, 2009 were unfavorably impacted by the following items:

•	Net pretax adjustment to the 2008 restructuring charge of $19 million in the first quarter of 2009 resulting from adjustments to severance, reflected in Corporate.

•	Pretax charges totaling $48 million in the first quarter of 2009 for transaction costs related to the April 1, 2009 acquisition of Rohm and Haas, reflected in Corporate.

•
The Company’s $29 million share of a restructuring charge recognized by Dow Corning Corporation, a 50 percent owned nonconsolidated affiliate of the Company; this charge was reflected in “Equity in earnings of nonconsolidated affiliates” and the Electronic and Specialty Materials segment.

In addition to the items described above for the second quarter of 2009, pro forma results from continuing operations for the six-month period ended June 30, 2009 were impacted by the following Rohm and Haas items:

•	Pretax costs totaling $2 million in the first quarter of 2009 related to Hurricanes Gustav and Ike, which hit the U.S. Gulf Coast in the third quarter of 2008, impacting Corporate.

•	Net pretax restructuring charges totaling $2 million in the first quarter of 2009 for asset impairments impacting Coatings and Infrastructure ($1 million) and Corporate ($1 million).

•	Pretax charges totaling $80 million in the first quarter of 2009 for transaction costs related to the April 1, 2009 acquisition of Rohm and Haas, reflected in Corporate.